Exhibit 99.1

FOR IMMEDIATE RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer 401-847-3327

Investor Relations Contact:	Kellie Nugent, Financial Dynamics 212-850-5600

KVH Announces Pricing of Common Stock in Public Offering

MIDDLETOWN, RI – February 10, 2004 –KVH Industries, Inc., (Nasdaq: KVHI), today announced the pricing of its previously announced public offering at $18.75 per share. KVH also announced that it had increased the size of the offering from 2,250,000 shares of common stock to 2,750,000 shares. Net proceeds to KVH from the offering are expected to be approximately $48.1 million. All of the shares are being offered by KVH pursuant to a prospectus supplement under KVH’s shelf registration statement filed with the Securities and Exchange Commission in 2003 and a related registration statement filed today. KVH has granted to the underwriters an option to purchase up to an additional 412,500 shares of its common stock within 30 days after the offering to cover over-allotments, if any.

Needham & Company, Inc., is acting as the sole book-running manager, and SG Cowen Securities Corporation is acting as the co-lead manager in this offering. Raymond James & Associates, Inc., and C.E. Unterberg, Towbin are acting as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. The offering of shares of common stock may be made only by means of the prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Needham & Company, Inc., at 445 Park Avenue, 3rd Floor, New York, New York 10022 or by phone at (212) 371-8300.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

This press release contains forward-looking statements that involve risks and uncertainties. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: our failure to satisfy closing conditions in the underwriting agreement; disruptions in the securities markets; any material adverse change in our business; limited history of profitability; lack of market demand for new products; unforeseen changes in competing technologies and products; a slower-than-expected reduction in product costs; changing military requirements and uneven military sales cycles; interruption of production schedules; lack of reliable vendors, service providers, and outside products; growth management; worldwide economic variances; and protection of our proprietary technology. Additional factors are discussed in the prospectus supplement. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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